Exhibit 16.1

Grant Thornton LLP

Independent Registered Public Accounting Firm

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to item 4.01(a) of Form 8-K for the event that occurred on February 6, 2007, to be filed by BKF Capital Group, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ Grant Thornton LLP
GRANT THORNTON LLP
February 12, 2007